UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*

                           Somera Communications, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    834458101
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2006
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [_]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               Page 1 of 39 Pages

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                  PAGE 2 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                  PAGE 3 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners, LLC
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           CO
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                  PAGE 4 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners V, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                  PAGE 5 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures V, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                  PAGE 6 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit V Advisors Fund (QP), L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                  PAGE 7 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit V Advisors Fund, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                  PAGE 4 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Investors III, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                  PAGE 9 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           E. Roe Stamps, IV
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 10 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Stephen G. Woodsum
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 11 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Gregory M. Avis
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 12 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Martin J. Mannion
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 13 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Walter G. Kortschak
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 14 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Bruce R. Evans
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 15 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Thomas S. Roberts
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 16 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Joseph F. Trustey
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 17 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Kevin P. Mohan
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 18 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Peter Y. Chung
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

---------------------------                          --------------------------
    CUSIP NO. 43365Y104              13G                PAGE 19 OF 39 PAGES
---------------------------                          --------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Scott C. Collins
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              0 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                         0 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           IN
-------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------


Item 1(a). Name of Issuer:  Somera Communications, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 5383 Hollister
           Avenue, Santa Barbara, CA 93111.

Item 2(a). Names of Persons Filing: Summit Partners, L.P., Summit Ventures V,
           L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Walter G. Kortschak, Bruce R. Evans, Thomas S. Roberts, Joseph F. Trustey, Kevin P. Mohan, Peter Y. Chung, and Scott C. Collins.

           Summit Partners V, L.P. is the sole general partner of Summit Ventures V, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Advisors Fund, L.P. Summit Partners, LLC is the sole general partner of Summit Partners V, L.P. and Summit Investors III, L.P. Summit Partners, L.P. is the manager of Summit Partners, LLC. Messrs. Stamps, Woodsum, Avis, Mannion, Kortschak, Evans, Roberts, Trustey, Mohan, Chung and Collins are individual members of Summit Partners, LLC. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak and Trustey are individual general partners of Summit Investors III, L.P.

Item 2(b). Address of Principal Business Office or, if None, Residence: The
           address of the principal business office of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit Partners, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey and Mohan is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301. The address of the principal business office of Mr. Collins is Summit Partners Limited, Berkeley Square House, 8th Floor, Berkeley Square, London W1J 6DB, United Kingdom.

Item 2(c). Citizenship: Each of Summit Partners, L.P., Summit Ventures V, L.P.,
           Summit Partners V, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P. and Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Collins is a United States citizen.

Item 2(d). Title of Class of Securities:  Common Stock, $.001 par value per share.

Item 2(e). CUSIP Number: 834458101



                              Page 20 of 39 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           Not Applicable.

Item 4.    Ownership.

           (a)   Amount Beneficially Owned:

                 Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit Partners, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 0 shares of Common Stock as of December 31, 2006. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 0 shares of Common Stock as of December 31, 2006. Each of Messrs. Mohan, Chung and Collins may be deemed to own beneficially 0 shares of Common Stock as of December 31, 2006.

            (b)  Percent of Class:

                 Summit Ventures V, L.P.:  0%
                 Summit Partners V, L.P.:  0%
                 Summit Partners, LLC:  0%
                 Summit Partners, L.P.:  0%
                 Summit V Advisors Fund (QP), L.P.:  0%
                 Summit V Advisors Fund, L.P.:  0%
                 Summit Investors III, L.P.:  0%
                 E. Roe Stamps, IV:  0%
                 Stephen G. Woodsum:  0%
                 Gregory M. Avis:  0%
                 Martin J. Mannion:  0%
                 Walter G. Kortschak:  0%
                 Bruce R. Evans:  0%
                 Thomas S. Roberts:  0%
                 Joseph F. Trustey:  0%
                 Kevin P. Mohan:  0%
                 Peter Y. Chung:  0%
                 Scott C. Collins:  0%

                 The foregoing percentages are calculated based on the 5,070,595 Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Somera Communications, Inc. for the quarterly period ended June 30, 2006



                              Page 21 of 39 Pages

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        0 shares for each reporting person

                  (ii)  shared power to vote or to direct the vote:

                        0 shares for each reporting person

                  (iii) sole power to dispose or direct the disposition of:

                        0 shares for each reporting person

                  (iv)  shared power to dispose or direct the disposition of:

                        0 shares for each reporting person

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certification.

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).



                              Page 22 of 39 Pages

                                   SIGNATURES

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February __, 2007.

SUMMIT PARTNERS, L.P.                           SUMMIT PARTNERS, LLC

By: Summit Master Company, LLC                  By: Summit Partners, L.P.

By:               *                             By: Summit Master Company, LLC
    ----------------------------
   Member
                                                By:                  *
                                                    ----------------------------
                                                   Member

SUMMIT VENTURES V, L.P.                         SUMMIT PARTNERS V, L.P.

By: Summit Partners V, L.P.                     By: Summit Partners, LLC

By: Summit Partners, LLC                        By: Summit Partners, L.P.

By: Summit Partners, L.P.                       By: Summit Master Company, LLC

By: Summit Master Company, LLC                  By:                  *
                                                    ----------------------------
                                                   General Partner
By:                  *
    ----------------------------
   General Partner

SUMMIT V ADVISORS FUND (QP), L.P.               SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                     By: Summit Partners V, L.P.

By: Summit Partners, LLC                        By: Summit Partners, LLC

By: Summit Partners, L.P.                       By: Summit Partners, L.P.

By: Summit Master Company, LLC                  By: Summit Master Company, LLC

By:                  *                          By:                  *
    ----------------------------                    ----------------------------
   General Partner                                 General Partner



                              Page 23 of 39 Pages

SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC

By: Summit Partners, L.P.

By: Summit Master Company, LLC

By:                  *
    ----------------------------
   General Partner

                                                *By:----------------------------
                                                    Robin W. Devereux
                                                    Power of Attorney for
                                                    Walter G. Kortschak


--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                              Page 24 of 39 Pages

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

    Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Somera Communications, Inc.

    This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

    EXECUTED this __th day of February, 2007.

SUMMIT PARTNERS, L.P.                           SUMMIT PARTNERS, LLC

By: Summit Master Company, LLC                  By: Summit Partners, L.P.

By:               *                             By: Summit Master Company, LLC
    ----------------------------
   Member
                                                By:                  *
                                                    ----------------------------
                                                   Member

SUMMIT VENTURES V, L.P.                         SUMMIT PARTNERS V, L.P.

By: Summit Partners V, L.P.                     By: Summit Partners, LLC

By: Summit Partners, LLC                        By: Summit Partners, L.P.

By: Summit Partners, L.P.                       By: Summit Master Company, LLC

By: Summit Master Company, LLC                  By:                  *
                                                    ----------------------------
                                                   General Partner
By:                  *
    ----------------------------
   General Partner

SUMMIT V ADVISORS FUND (QP), L.P.               SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                     By: Summit Partners V, L.P.

By: Summit Partners, LLC                        By: Summit Partners, LLC

By: Summit Partners, L.P.                       By: Summit Partners, L.P.

By: Summit Master Company, LLC                  By: Summit Master Company, LLC

By:                  *                          By:                  *
    ----------------------------                    ----------------------------
   General Partner                                 General Partner


                              Page 25 of 39 Pages

SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC

By: Summit Partners, L.P.

By: Summit Master Company, LLC

By:                  *
    ----------------------------
   General Partner

                                                *By:----------------------------
                                                    Robin W. Devereux
                                                    Power of Attorney for
                                                    Walter G. Kortschak


--------------------------------------------------------------------------------











                              Page 26 of 39 Pages

                                                                       Exhibit 2
                                                                       ---------
                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of:

      E. Roe Stamps, IV,                        Joseph F. Trustey,
      Stephen G. Woodsum,                       Kevin P. Mohan,
      Gregory M. Avis,                          Peter Y. Chung,
      Martin J. Mannion,                        Scott C. Collins and
      Bruce R. Evans,                           Robin W. Devereux
      Thomas S. Roberts,
      Walter G. Kortschak,

his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of the entities listed on the attached Exhibit A, on matters pursuant to:

           (a) Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and

           (b) any written ballot or proxy with respect to the investment securities owned by any of the foregoing,

and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      The undersigned hereby acknowledges that this Power of Attorney supercedes, revokes and terminates any power of attorney executed by the undersigned prior to the date hereof for the purposes listed above.

                     [Exhibit A and Signature Pages Follow]


                              Page 27 of 39 Pages

                                POWER OF ATTORNEY

                                    EXHIBIT A

-------------------------------------------------------------------
Summit Ventures, L.P.             Summit Partners Blocker, Inc.
-------------------------------------------------------------------
Summit Ventures II, L.P.          Summit Partners FF Corp
-------------------------------------------------------------------
SV Eurofund, C.V.                 Summit Partners Holdings, L.P.
-------------------------------------------------------------------
Summit Ventures III, L.P.         Summit Partners II, L.P.
-------------------------------------------------------------------
Summit Ventures IV, L.P.          Summit Partners III, L.P.
-------------------------------------------------------------------
Summit Ventures V, L.P.           Summit Partners IV, L.P.
-------------------------------------------------------------------
Summit V Companion Fund, L.P.     Summit Partners LLC
-------------------------------------------------------------------
Summit V Advisors Fund, L.P.      Summit Partners SD II, LLC
-------------------------------------------------------------------
Summit V Advisors Fund QP, L.P. Summit Partners SD, L.P.
-------------------------------------------------------------------
Summit Ventures VI-A, L.P.        Summit Partners V, L.P.
-------------------------------------------------------------------
Summit Ventures VI-B, L.P.        Summit Partners VI (GP), L.P.
-------------------------------------------------------------------
Summit VI Advisors Fund, L.P.     Summit Partners VI (GP), LLC
-------------------------------------------------------------------
Summit VI Entrepreneurs Fund L.P. SV International, L.P.
-------------------------------------------------------------------
Summit Subordinated Debt Fund,    SWC Holdings Co.
L.P.
-------------------------------------------------------------------
Summit Subordinated Debt Fund     Summit Investment Holdings
II, L.P.                          Trust
-------------------------------------------------------------------
Summit Accelerator Fund, L.P.     Summit Investment Holdings
                                  Trust II
-------------------------------------------------------------------
Summit Founders' Fund, L.P.       Summit Investors Holdings Trust
-------------------------------------------------------------------
Summit Founders' Fund II, L.P.    Summit Master Company, LLC
-------------------------------------------------------------------
Summit Accelerator Founders'      Summit Partners Holding GmBh
Fund, L.P.
-------------------------------------------------------------------
Summit Investors, L.P.            Summit Partners Sarl
-------------------------------------------------------------------
Summit Investors II, L.P.         Summit Partners, L.P.
-------------------------------------------------------------------
Summit Investors III, L.P.        Summit Partners, Ltd.
-------------------------------------------------------------------
Summit Investors (SAF) IV, L.P.   Summit UK Advisory LLC
-------------------------------------------------------------------
Summit Investors VI, L.P.         Summit/Meditech LLC
-------------------------------------------------------------------
Summit Incentive Plan, L.P.       SV VI-B Bennington Blocker Corp
-------------------------------------------------------------------
Summit Incentive Plan II, L.P.    SV VI-B Bennington Holdings LP
-------------------------------------------------------------------
SP (1984), LP (f/k/a Summit       SD II Bennington Blocker Corp
Partners, L.P.)
-------------------------------------------------------------------
S-K Investment Corp               SV VI-B Commnet Common  Blocker
                                  Corp.
-------------------------------------------------------------------
Stamps, Woodsum & Co.             SV VI-B Commnet Holdings, L.P.
-------------------------------------------------------------------
Stamps, Woodsum & Co. II          SV VI-B Commnet Preferred
                                  Blocker Corp.
-------------------------------------------------------------------
Stamps, Woodsum & Co. III         SV VI-B Eyeglass Common Blocker
-------------------------------------------------------------------
Stamps, Woodsum &Co. IV           SV VI-B Eyeglass Holdings LP
-------------------------------------------------------------------
Summit Accelerator Management,    SV VI-B Eyeglass Preferred
LLC                               Blocker
-------------------------------------------------------------------
Summit Accelerator Management, LP SD II Eyeglass Holdings LP
-------------------------------------------------------------------
Summit Accelerator Partners, LLC
-------------------------------------------------------------------
Summit Accelerator Partners, LP
-------------------------------------------------------------------



                              Page 28 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 26th day of July, 2004.


                                             /s/ E. Roe Stamps, IV
                                             ----------------------
                                             E. Roe Stamps, IV

State of Florida         )
                         )   ss:
County of Dade           )

      On this 26th day of July, 2004, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Elizabeth O'Keefe
                                             ---------------------
                                             Notary Public





                              Page 29 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Stephen G. Woodsum
                                             ----------------------
                                             Stephen G. Woodsum

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 30th day of July, 2004, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 30 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of July, 2004.


                                             /s/ Gregory M. Avis
                                             -------------------
                                             Gregory M. Avis

State of California      )
                         )   ss:
County of San Mateo      )

      On this 7th day of July, 2004, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             ------------------
                                             Notary Public



                              Page 31 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Martin J. Mannion
                                             ---------------------
                                             Martin J. Mannion

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 30th day of July, 2004, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 32 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of August, 2004.


                                             /s/ Bruce R. Evans
                                             ------------------
                                             Bruce R. Evans

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 10th day of August, 2004, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 33 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 4th day of August, 2004.


                                             /s/ Thomas S. Roberts
                                             ---------------------
                                             Thomas S. Roberts

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 4th day of August, 2004, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 34 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of July, 2004.


                                             /s/ Walter G. Kortschak
                                             -----------------------
                                             Walter G. Kortschak

State of California      )
                         )   ss:
County of San Mateo      )

      On this 7th day of July, 2004, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             ------------------
                                             Notary Public



                              Page 35 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Joseph F. Trustey
                                             ---------------------
                                             Joseph F. Trustey

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 30th day of July, 2004, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 36 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Kevin P. Mohan
                                             ------------------
                                             Kevin P. Mohan

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 30th day of July, 2004, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 37 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 6th day of July, 2004.


                                             /s/ Peter Y. Chung
                                             ------------------
                                             Peter Y. Chung

State of California      )
                         )   ss:
County of San Mateo      )

      On this 6th day of July, 2004, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             ------------------
                                             Notary Public



                              Page 38 of 39 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 6th day of July, 2004.


                                             /s/ Scott C. Collins
                                             --------------------
                                             Scott C. Collins

Kingdom of England       )
City of London           )   ss:
                         )

      On this 6th day of July, 2004, before me personally came Scott C. Collins, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Edward Gardiner
                                             -------------------
                                             Notary Public








                              Page 39 of 39 Pages